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                                                                    EXHIBIT 99.9

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL SATISFACTORY TO THE BORROWER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND BLUE SKY LAWS.

                                  DYNTEK, INC.

                   JUNIOR SECURED CONVERTIBLE PROMISSORY NOTE

Note No. __________
$3,000,000.00                                                      March 8, 2006

     FOR VALUE RECEIVED, subject to the terms and conditions of this Junior Secured Convertible Promissory Note (the "Note"), DynTek, Inc., a Delaware corporation with its principal offices located at 19700 Fairchild Road, Suite 230, Irvine, California (the "Borrower"), hereby promises to pay to the order of Trust A-4 - Lloyd I. Miller, located at 4550 Gordon Drive, Naples, Florida 34102 (the "Holder"), the principal sum of Three Million Dollars ($3,000,000.00), in lawful money of the United States and in immediately available funds on March 1, 2011 or, if such day is not a regular business day, on the next business day thereafter, with all accrued but unpaid interest (as provided below) to such date (the "Maturity Date"). Subject to the terms and conditions of this Note (including without limitation Section 7(f)), the Borrower also promises to pay to the Holder interest accrued on the outstanding unpaid principal amount hereof until such principal amount is paid (or converted as provided herein) at the rate of ten percent (10%) per annum, compounding quarterly, from the date hereof. The said interest shall become due quarterly in arrears and shall be payable on the last day of each fiscal quarter (each, an "Interest Payment Date") in respect of the immediately preceding completed fiscal quarter. The first Interest Payment Date will be June 30, 2006. At the Borrower's sole option, all interest payments due and payable before June 30, 2009 may be paid in kind at the rate of fourteen percent (14%) per annum, compounding quarterly, in which case the accrued interest will be added to the principal amount of the Note on the applicable Interest Payment Date, and interest will accrue on the aggregate principal amount. All interest payments due and payable on and after June 30, 2009 must be paid in cash.

          This Note is being issued pursuant to that certain Note Purchase Agreement dated as of the date hereof, by and between the Borrower and the purchasers thereto, including the Holder hereto, (the "Note Purchase Agreement"), and shall be entitled to the benefits thereof. This Note is secured by a security interest in all of the assets of Borrower as described more fully in that certain Security and Pledge Agreement

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(the "Security Agreement") executed by Borrower and the holders thereto and dated as of the date hereof.

          Until March 1, 2010, the Borrower may not prepay the Note in whole or in part without the prior written consent of the Holder, which may be given or withheld in Holder's sole discretion. At anytime after March 1, 2010 until the Maturity Date, the Borrower may prepay this Note in whole or in part at any time without penalty.

          1. Definitions. Unless the context otherwise requires, the following terms shall have the following respective meanings:

          "Act" means the Securities Act of 1933, as amended.

          "Blue Sky Laws" means applicable state securities laws.

          "Base Share Price" shall have the meaning ascribed to such term in
Section 4(f)(i) hereof.

          "Board" shall mean the Borrower's Board of Directors.

          "Borrower" shall have the meaning ascribed to such term in the first paragraph of this Note.

          "Common Stock" shall mean shares of the Borrower's Common Stock, par value $0.0001 per share.

          "Conversion Date" shall be the date upon which the Holder exercises its right to convert the outstanding amounts under this Note into shares of Borrower's Common Stock in accordance with Section 3(a) of this Note, or the date such amounts are automatically converted in accordance with the terms hereof.

          "Conversion Option" shall have the meaning ascribed to such term in
Section 3(a) hereof.

          "Conversion Price" shall have the meaning ascribed to such term in
Section 3(a) of this Note.

          "Event of Default" shall have the meaning ascribed to such term in
Section 5(a) of this Note.

          "Fair Market Value" shall mean the fair market value of a share of the Common Stock as mutually determined in good faith by the Holder and the Board.

          "Holder" shall have the meaning ascribed to such term in the first paragraph of this Note.


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          "Interest Payment Date" shall have the meaning ascribed to such term in the first paragraph of this Note.

          "Maturity Date" shall have the meaning ascribed to such term in the first paragraph of this Note.

          "Newly Issued Shares" shall have the meaning ascribed to such term in
Section 4(f)(i) hereof.

          "Note" shall have the meaning ascribed to such term in the first paragraph of this instrument.

          "Note Purchase Agreement" shall have the meaning ascribed to such term in the second paragraph of this Note.

          "Security Agreement" shall have the meaning ascribed to such term in the second paragraph of this Note.

          2. Accounting Terms. All accounting terms not specifically defined in this Note shall be construed in accordance with United States generally accepted accounting principles and, if applicable, consistent with those applied in the preparation of the financial statements of the Borrower.

          3. Conversion.

               (a) Voluntary Conversion. At any time until the Note has been paid in full, the Holder has the right, at its option, to convert all or any part of the outstanding principal amount (including any accrued but unpaid interest on such principal amount) (the "Conversion Principal Amount") of this
Note into shares of Common Stock (in accordance with the procedures described under Section 3(b) of this Note) (the "Conversion Option"). The number of shares of Common Stock into which the Conversion Principal Amount is convertible is equal to (i) the Conversion Principal Amount divided by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $0.02, subject to adjustment pursuant to Sections 3 and 4.

               (b) Conversion Mechanics. The Holder shall exercise its right to convert by surrender of this Note, duly endorsed, at the office of the Borrower, accompanied by written notice of conversion. The Borrower shall forthwith issue and deliver to the Holder certificates for the number of shares of Common Stock to which Holder is entitled (bearing such legends as may be required by applicable state and federal securities laws). If on any conversion of this Note a fraction of a share results, then the Borrower will pay the Holder the cash value of that fractional share (based upon the Fair Market Value). All Common Stock issued upon the conversion of this Note shall be validly issued, fully paid and non-assessable. Any conversion shall be deemed to have


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occurred as of the Conversion Date, and the Holder shall be treated for all purposes as the record holder of such Common Stock as of that date. Upon conversion of this Note into Common Stock, Holder shall surrender this Note, duly endorsed, at the principal offices of Borrower. Borrower will, as soon as practicable thereafter, issue and deliver to Holder a certificate for the number of shares of Common Stock to which Holder is entitled upon such conversion, plus a check payable to Holder for any cash amounts payable for fractional shares and accrued but unpaid interest. If the Holder converts less than all of the indebtedness evidenced by this Note upon such conversion, then the Borrower shall also issue a convertible promissory note of like tenor for the amount of indebtedness not so converted.

               (c) Conversion Covenants. Subject to the terms herein, the Borrower covenants that it will at all times promptly do any and all lawful things necessary (i) to effect the conversion of this Note, or any part thereof, as provided in this Note and, including, without limitation, by proper corporate action taking all steps necessary to have available at all times during which this Note remains outstanding all Common Stock issuable upon the conversion of this Note and (ii) to ensure that the shares of Common Stock issuable upon conversion of this Note are registered under the Act and are freely transferable in the hands of the Holder, subject to the terms and conditions of the registration provisions contained in the Note Purchase Agreement.

          4. Dilution. The number of shares of Common Stock issuable under
Section 3(a) of this Note shall be subject to adjustment from time to time upon the happening of certain events as follows:

               (a) Adjustment for Stock Splits and Combinations. If the Borrower at any time or from time to time after the date of this Note effects a subdivision of shares of its Common Stock, the number of shares of Common Stock issuable to Holder immediately before that subdivision shall be proportionately increased, and conversely, if the Borrower at any time or from time to time after the date of this Note combines shares of Common Stock into a smaller number of shares, the number of shares of Common Stock issuable to Holder immediately before the combination shall be proportionately decreased. In either case, the Conversion Price will be proportionately adjusted as well. Any adjustment under this clause (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (b) Adjustment for Certain Dividends and Distributions. If the Borrower at any time or from time to time after the date of this Note makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, then and in each such event, the number of shares of Common Stock issuable to Holder shall be increased as of the time of such issuance, or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the maximum number of shares of Common Stock issuable to Holder by a fraction (i) the numerator of


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which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution plus the number of shares of Common Stock issuable upon the conversion or exercise of the Borrower's outstanding convertible securities, warrants and options, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable upon the conversion or exercise of the Borrower's outstanding convertible securities, warrants and options.

               (c) Adjustments for Other Dividends and Distributions. In the event the Borrower at any time or from time to time after the date of this Note makes, or fixes a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Borrower other than the shares of Common Stock, then and in each such event, provision shall be made so that the Holder, upon conversion of this Note, shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Borrower which the Holder would have received had Holder been a holder of Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the Holder.

               (d) Adjustment for Reorganization, Consolidation, Merger. In the event of any reorganization of the Borrower (or any other corporation, the stock or other securities of which are at the time receivable upon the conversion of this Note) after the date hereof, or if, after such date, the Borrower (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all its assets to another corporation, and to the extent any such transaction does not result in the automatic conversion of this
Note in accordance with the terms hereof, then and in each such case Holder, upon the conversion hereof as provided herein, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock receivable upon the conversion of this Note prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if such Holder had converted this Note immediately prior thereto. In the event of such a reorganization, consolidation or merger, the corporation whose stock or other securities or property to which Holder would be entitled shall execute and deliver to Holder no later than the closing of such transaction an instrument or other writing, reasonably satisfactory to Holder, acknowledging its obligation to issue such stock or other securities or other property upon the conversion of this Note.


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               (e) Adjustment for Reclassification, Exchange and Substitution.
In the event that at any time or from time to time after the date of this Note, the shares of Common Stock are changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 4), then and in any such event the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change shall be used for calculation of the number of shares of Common Stock issuable to the Holder, all subject to further adjustment as provided in this Note.

               (f) Sale of Shares Below Conversion Price.

                    (i) In case at any time on or after the date first written above, the Borrower shall issue or sell shares of its Common Stock or instruments convertible into or exercisable for Common Stock (collectively, the "Newly Issued Shares"), at a price below the Conversion Price in effect at the time of such issuance (the "Base Share Price"), then the Conversion Price shall be reduced to equal the Base Share Price. In each such case, the Conversion Price shall be reduced as of the opening of business on the date immediately following such issue or sale of Newly Issued Shares. In no instance shall an adjustment be made under this Section 4(f)(i) if it would cause the Conversion Price to be increased.

                    (ii) Notwithstanding the foregoing, no adjustment shall be made under this Section 4(f) by reason of:

                         (1) the issuance, sale, and transfer to any person of
any shares of Common Stock of the Company in connection with (i) the Private Placement (as defined in the Note Purchase Agreement), (ii) execution and consummation of the terms of the Conversion and Settlement Agreements (as defined in the Note Purchase Agreement), or (iii) settlement of unsecured trade debt pursuant to those certain Settlement and Release Agreements (as defined in the Note Purchase Agreement) dated as of the date hereof;

                         (2) the issuance by the Borrower of the Warrants (as
defined in that certain Note Purchase Agreement dated as of the date hereof, by and between the Borrower and the purchasers named therein (the "Note Purchase Agreement")) or the issuance by the Borrower of shares of Common Stock upon the exercise of the Warrants in accordance with the terms of the Note Purchase Agreement;

                         (3) the issuance by the Borrower of shares of Common
Stock upon the exercise or conversion of securities of the Borrower outstanding as of the date of this Agreement; and


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                         (4) the issuance by the Borrower of shares of Common
Stock or options or other rights to purchase Common Stock pursuant to any equity incentive plan in effect on the date hereof.

               (g) Certificate as to Adjustment. In each case of an adjustment of the Conversion Price or the number of shares of Common Stock issuable upon conversion of the Notes, upon the request of the Holder, the Borrower shall compute such adjustment in accordance with the provisions of this Note and prepare a letter or certificate setting forth such adjustment, and showing in detail the facts upon which such adjustment is based. Notwithstanding the delivery of such letter or certificate, Holder shall have the right to dispute the calculation of such adjustment by written notice to Borrower setting forth Holder's alternative calculation of such adjustment.

          5. Events of Default.

               (a) Events Constituting An Event of Default. Any of the events set forth in Section 1.15 of the Note Purchase Agreement, which section is incorporated herein by reference, shall constitute an "Event of Default" under this Note.

               (b) Consequences of an Event of Default. Upon the occurrence of an Event of Default or at any time thereafter, the registered holder of the Note may, by notice to the Borrower, declare the entire unpaid principal amount of the Note, all interest accrued and unpaid thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon the Note, all such accrued interest and all such amounts will become and be forthwith due and payable (unless there will have occurred an Event of Default under subsection 1.15(e) of the Note Purchase Agreement, in which case all such amounts will automatically become due and payable) without offset or counterclaim of any kind and without presentment, demand, protest or further notice of any kind, and without regard to the running of the statute of limitations, all of which are by this Note expressly waived by the Borrower.

          6. Registration. Pursuant to the terms and conditions of the Note Purchase Agreement, the Common Stock to be issued to the Holder upon conversion will be registered with the Securities and Exchange Commission under a registration statement on Form S-1 or any other form then available to the Company under applicable SEC rules and regulations and will not be subject to any restrictions on transfer.

          7. General Matters.

               (a) Applicable Law. This Note shall be governed by the internal laws (and not the law of conflicts) of the State of California.

               (b) Fees and Expenses. In the event that any suit or action is instituted to enforce any provision under this Note, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing


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any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals. Notwithstanding the foregoing, the Borrower agrees to pay and hold Holder harmless against liability for the payment of the reasonable fees and expenses of Holder (including, without limitation, attorneys' fees and expenses and out of pocket expenses of Holder and its representatives, including, without limitation, fees and expenses for travel, background investigations and outside consultants) arising in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

               (c) Amendment or Waiver. Any term of this Note may be amended, and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Holder.

               (d) Headings. The headings in this Note are for purposes of convenience of reference only, and shall not be deemed to constitute a part of this Note.

               (e) Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be sent to the address of the party set forth in the Note Purchase Agreement. Any notice, request, consent or other communication hereunder shall be deemed to have been given and received on the day on which it is delivered (by any means including personal delivery, overnight air courier, United States mail) or telecopied (or, if such day is not a business day or if the notice, request, consent or communication is not telecopied during business hours of the intended recipient, at the place of receipt, on the next following business day). Any of the parties hereto may, by notice given hereunder, designate any further or different address and/or number to which subsequent notices or other communications shall be sent. Unless and until such written notice is received, the addresses and numbers as provided herein shall be deemed to continue in effect for all purposes hereunder.

               (f) Usury Limitation. In no event shall the amount paid or agreed to be paid to the Holder for the use or forbearance of money to be advanced hereunder exceed the highest lawful rate permissible under the then applicable usury laws. If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Holder may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest or, if all principal shall previously have been paid, promptly repaid by the Holder to the Borrower.

               (g) Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction


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to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

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          IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the day and year first above written.

                                        DYNTEK, INC., a Delaware corporation


                                        By: C.W. Zublin, Jr.
                                            ------------------------------------
                                        Name: C.W. Zublin, Jr.
                                        Title: C.E.O.


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